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Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 FAX 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, VP of IR & Corp. Comm., 516-677-0200, x1472
Trade Contact: Fran Brennen, Dir. of Marketing Communications, 516-677-0200 x1222

VEECO REPORTS THIRD QUARTER AND NINE MONTH 2003 RESULTS

Woodbury, NY, October 27, 2003—Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the third quarter and nine months ended September 30, 2003. Veeco reports its results on a GAAP basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP (loss) to earnings excluding certain charges.

Highlights

        Veeco's third quarter 2003 sales were $63.1 million with a net loss of $2.1 million, or a loss of $0.07 per share. Earnings excluding certain charges were $0.03 per diluted share. The Company's third quarter bookings were $64.0 million. The Company's third quarter guidance (provided on July 29, 2003) was: revenues $67-$70 million, net loss between $0.06 and $0.03 per share, earnings excluding certain charges between $0.03 and $0.06 per diluted share, and bookings between $67-70 million.

        Edward H. Braun, Veeco's Chairman and Chief Executive Officer, commented, "Despite a continued difficult capital equipment market, Veeco achieved our earnings per share guidance on reduced quarterly revenue, on the strength of improved gross margins and reduced operating expenses. Veeco's third quarter gross margins and earnings improved sequentially and year-over-year and we reported positive cash generation of nearly $5 million."

        "While Veeco's third quarter 2003 bookings of $64.0 million were flat sequentially (below our prior forecast), our bookings increased in semiconductor (+ 30%) and data storage

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(+10%), but were offset by declines in telecommunications/wireless (-29%) and scientific research (-4%). In the third quarter our customers reported increased factory utilization rates, resulting in multiple Veeco tool orders from key semiconductor and data storage customers. We expect order strength in semiconductor and data storage to continue in the fourth quarter, followed by an industry expected broader recovery in 2004."

Third Quarter 2003 Results

        Veeco's sales for the third quarter of 2003 were $63.1 million, a 13% decrease from the $72.8 million reported for the third quarter of 2002 and a 14% sequential decrease from the $73.4 million reported in the second quarter of 2003. Metrology sales were $38.3 million in the third quarter of 2003, compared to $42.2 million reported in the third quarter of 2002. Veeco's Process Equipment sales were $24.9 million in the third quarter of 2003, compared with $30.5 million in the third quarter of 2002. Weakness in our third quarter Process Equipment revenues resulted from certain deliveries being delayed to the fourth quarter. Veeco's sales by market in the third quarter of 2003 were 31% data storage, 14% semiconductor, 12% telecommunications/wireless and 43% scientific research.

        Veeco's bookings for the third quarter of 2003 were $64.0 million, down 8% from the $69.4 million reported in the third quarter of 2002, and sequentially flat compared with the $64.0 million reported in the second quarter of 2003. Third quarter 2003 Metrology bookings were $36.8 million, compared to $39.2 million reported in the third quarter of 2002. Third quarter 2003 Process Equipment bookings were $27.2 million, compared to the $30.2 million reported in the third quarter of 2002. Veeco's bookings by market in the third quarter were 33% data storage, 15% semiconductor, 11% telecommunications/wireless and 41% scientific research. The Company's third quarter book-to-bill ratio was 1.01.

        Veeco incurred an operating loss of $1.8 million in the third quarter of 2003, compared to an operating loss of $2.1 million in the third quarter of 2002. Excluding $1.8 million in third quarter restructuring charges, primarily severance and other related costs, Veeco's third quarter 2003 "EBITA" (earnings excluding certain charges before interest, income taxes and amortization) was $3.3 million compared to $1.2 million in the third quarter of 2002, which

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also excludes restructuring charges. Veeco's third quarter 2003 net loss was $2.1 million (($0.07) per share) compared to a net loss of $2.1 million (($0.07) per share) in the third quarter of 2002. Excluding certain charges, third quarter 2003 earnings were $0.03 per diluted share compared to $0.00 per diluted share in the third quarter of 2002.

Nine Month 2003 Results

        Veeco's sales for the first nine months of 2003 were $202.4 million, a 12% decrease from the $230.2 million reported for the first nine months of 2002. Metrology sales were $113.6 million in the first nine months of 2003, compared to $117.9 million reported in the first nine months of 2002. Veeco's Process Equipment sales were $88.8 million in the first nine months of 2003, compared with $112.3 million in the first nine months of 2002. Veeco's sales by market in the first nine months of 2003 were 31% data storage, 15% semiconductor, 13% telecommunications/wireless and 41% scientific research.

        Veeco's bookings for the first nine months of 2003 were $200.8 million, down 8% from the $217.9 million reported in the first nine months of 2002. Metrology bookings for the first nine months of 2003 were $107.8 million compared to the $112.1 million reported in the first nine months of 2002. Process Equipment bookings in the first nine months of 2003 were $93.0 million, compared to $105.7 million reported in the first nine months of 2002. Veeco's bookings by market in the first nine months of 2003 were 35% data storage, 14% semiconductor, 14% telecommunications/wireless and 37% scientific research. The Company's book-to-bill ratio for the first nine months of 2003 was 0.99.

        Veeco incurred an operating loss of $3.3 million in the first nine months of 2003, compared to an operating loss of $7.3 million in the first nine months of 2002. Excluding $3.3 million in restructuring charges, primarily severance and other related costs, Veeco's first nine month 2003 EBITA was $9.5 million compared to $4.8 million in the first nine months of 2002, which also excludes restructuring charges. Veeco's net loss for the first nine

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months of 2003 was $4.9 million (($0.17) per share) compared to a net loss of $7.2 million (($0.25) per share) in the first nine months of 2002. Excluding certain charges, earnings for the first nine months of 2003 were $0.08 per diluted share compared to $0.01 per diluted share in the first nine months of 2002.

Veeco's Outlook

        Mr. Braun commented, "Our customers' continued emphasis on producing next generation semiconductor devices (130nm and 90nm) and data storage (80GB and 120GB) thin film magnetic heads has resulted in increased factory utilization rates, to a point where added capacity would normally be required. In fact, industry capex to revenue ratio is at a historic low. While customers continue to demand higher capital equipment efficiencies and are tightly managing their cash flows, the industry outlook suggests increased capital spending in the coming quarters."

        Mr. Braun continued, "We currently expect a modest improvement in Veeco's fourth quarter orders driven by demand from semiconductor and data storage customers and a seasonal improvement in scientific research orders. We continue to look for an industry expected broader recovery in Veeco's served markets in 2004."

        Veeco currently forecasts that fourth quarter 2003 bookings will be in the range of $64-$70 million and that fourth quarter 2003 sales will be in the range of $64-$70 million. The company currently forecasts that it will incur a net loss between ($0.08 and $0.04) per share on a GAAP basis and will earn between $0.01 and $0.05 per share, excluding amortization of $3.3 million and restructuring charges of approximately $750,000, using a 35% tax rate.

Investor Conference Call/ Webcast

        Veeco will host an investor conference call this morning, October 27, at 10 am EST to review these third quarter results. You may listen to the call live at 1-800-818-5264 or through an audio webcast at http://www.veeco.com (Investor Information). This call will be archived for

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future reference. A telephonic playback of the conference call will also be available starting this afternoon through November 3, 2003 at 888-203-1112 (code 391921) or on the Veeco Web site.

About Veeco

        Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, telecommunications/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco's manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

        To the extent that this news release discusses expectations about market conditions or about market acceptance and future sales of Veeco's products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the telecommunications/wireless, data storage, semiconductor and research markets, risks associated with the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management's Discussion and Analysis sections of Veeco's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K.

-Financial Tables Attached-

Veeco Instruments Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended September 30, (Unaudited)
	2003	2002
Net sales	$63,144	$72,753
Cost of sales	32,845	38,405

Gross profit	30,299	34,348
Costs and expenses:
Selling, general and administrative expense	15,874	19,033
Research and development expense	10,970	13,915
Amortization expense	3,262	3,197
Other expense, net	146	180
Restructuring expense	1,804	83

Operating loss	(1,757)	(2,060)
Interest expense, net	2,050	1,388

Loss before income taxes	(3,807)	(3,448)
Income tax benefit	(1,692)	(1,366)

Net loss	$(2,115)	$(2,082)

Net loss per common share	$(0.07)	$(0.07)
Diluted net loss per common share	$(0.07)	$(0.07)
Weighted average shares outstanding	29,262	29,137
Diluted weighted average shares outstanding	29,262	29,137

Veeco Instruments Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Nine Months Ended September 30, (Unaudited)
	2003	2002
Net sales	$202,372	$230,241
Cost of sales	108,073	126,956

Gross profit	94,299	103,285
Costs and expenses:
Selling, general and administrative expense	52,027	57,405
Research and development expense	33,497	41,172
Amortization expense	9,563	10,116
Other income, net	(749)	(56)
Restructuring expense	3,261	1,970

Operating loss	(3,300)	(7,322)
Interest expense, net	5,703	4,351

Loss from continuing operations before income taxes	(9,003)	(11,673)
Income tax benefit	(4,056)	(4,820)

Loss from continuing operations	(4,947)	(6,853)
Loss from discontinued operations, net of income taxes	—	(346)

Net loss	$(4,947)	$(7,199)

Loss per common share from continuing operations	$(0.17)	$(0.24)
Loss from discontinued operations	—	(0.01)

Net loss per common share	$(0.17)	$(0.25)

Diluted loss per common share from continuing operations	$(0.17)	$(0.24)
Loss from discontinued operations	—	(0.01)

Diluted net loss per common share	$(0.17)	$(0.25)

Weighted average shares outstanding	29,245	29,081
Diluted weighted average shares outstanding	29,245	29,081

Veeco Instruments Inc.
Reconciliation of GAAP loss to earnings excluding certain charges
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating loss	$(1,757)	$(2,060)	$(3,300)	$(7,322)
Adjustments:
Amortization expense	3,262	3,197	9,563	10,116
Restructuring expense	1,804	83	3,261	1,970

Earnings excluding certain charges before interest, income taxes and amortization ("EBITA")	3,309	1,220	9,524	4,764
Interest expense, net	2,050	1,388	5,703	4,351

Earnings excluding certain charges before income taxes	1,259	(168)	3,821	413
Income tax provision at 35%	441	(59)	1,337	145
Earnings excluding certain charges	$818	$(109)	$2,484	$268

Earnings excluding certain charges per diluted share	$0.03	$(0.00)	$0.08	$0.01
Diluted weighted average shares outstanding	29,591	29,137	29,487	29,371

NOTE—The above reconciliation is intended to present Veeco's operating results, excluding certain charges and related provision for income taxes. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$215,159	$214,295
Accounts receivable, net	62,912	68,777
Inventories	86,074	86,250
Prepaid expenses and other current assets	14,324	18,392
Deferred income taxes	27,963	31,549

Total current assets	406,432	419,263
Property, plant and equipment, net	55,554	55,872
Goodwill	33,782	30,658
Long-term investments	13,318	17,483
Deferred income taxes	39,497	28,888
Other assets, net	47,829	54,654

Total assets	$596,412	$606,818

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,172	$13,078
Accrued expenses	37,844	44,993
Deferred profit	2,363	5,966
Current portion of long-term debt	328	312
Income taxes payable	4,821	3,808

Total current liabilities	59,528	68,157
Long-term debt	230,020	230,273
Other non-current liabilities	1,104	815

Total non-current liabilities	231,124	231,088
Shareholders' equity	305,760	307,573

Total liabilities and shareholders' equity	$596,412	$606,818

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  Exhibit 99.1
  FOR IMMEDIATE RELEASE
VEECO REPORTS THIRD QUARTER AND NINE MONTH 2003 RESULTS
Veeco Instruments Inc. Consolidated Statements of Operations (In thousands, except per share data)
Veeco Instruments Inc. Consolidated Statements of Operations (In thousands, except per share data)
Veeco Instruments Inc. Reconciliation of GAAP loss to earnings excluding certain charges (In thousands, except per share data) (Unaudited)
Veeco Instruments Inc. Condensed Consolidated Balance Sheets (In thousands)